As filed with the Securities and Exchange Commission on December 16, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELL INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2487834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Dell Financial Services 401(K) PLAN
(Full title of the Plan)

Thomas B. Green	Copies to:
Senior Vice President, Law and Administration	Thomas H. Welch, Jr.
Dell Inc.	Vice President - Legal
One Dell Way	Dell Inc.
Round Rock, Texas 78682	One Dell Way
(Name and address of agent for service)	Round Rock, Texas 78682

(512) 338-4400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price	registration fee

Common Stock	150,000 shares (2)	$32.945	$4,941,750	$399.79

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Common Stock reported on the Nasdaq Stock Market on December 10, 2003.

(2)	Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the Dell Financial Services 401(k) Plan.

     In addition, pursuant to Rule 416(c) under the Securities act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
ITEM 4. Description of Securities
ITEM 5. Interests of Named Experts And Counsel
ITEM 6. Indemnification of Directors and Officers
ITEM 7. Exemption From Registration Claimed
ITEM 8. Exhibits
ITEM 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5 Copy of Internal Revenue Determination
EX-23.1 Consent of Independent Auditors
EX-99.1 Dell Financial Services 401(k) Plan
EX-99.2 First Amendment to 401(k) Plan
EX-99.3 Special Amendment to 409(k) Plan
EX-99.4 Second Amendment to 401(k) Plan
EX-99.5 Third Amendment to 401(k) Plan
EX-99.6 Fourth Amendment to 401(k) Plan

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Dell Inc. (formerly Dell Computer Corporation) (Commission File No. 0-17017), a Delaware corporation (the “Company”) or by the Dell Financial Services 401(k) Plan (Commission File No.      ) (the “Plan”), are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2003;

(d)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003;

(e)	The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A dated June 20, 1988, including any amendment or report filed to update such description; and

(f)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2002.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. Description of Securities.

     Not required.

ITEM 5. Interests of Named Experts And Counsel.

     None.

ITEM 6. Indemnification of Directors and Officers.

     Article Tenth of the Restated Certificate of Incorporation of the Company and Article VI, Section 1 of the Company’s Restated Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify its officers and directors, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have the power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. Pursuant to

Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities reasonably incurred by them in connection with any action, suit or proceeding to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the indemnification authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

     The preceding discussion of the Company’s Restated Certificate of Incorporation, Bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Restated Certificate of Incorporation and Section 145 of the DGCL.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

The following exhibits are filed as a part of this Registration Statement.

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation, filed July 24, 2003 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2003, Commission File No. 0-17017).

4.2	Restated Bylaws, as adopted on July 18, 2003 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2003, Commission File No. 0-17017).

4.3	Rights Agreement, dated as of November 29, 1995 (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, dated November 29, 1995, and filed with the Securities and Exchange Commission on November 30, 1995, Commission File No. 0-17017).

5+	Copy of Internal Revenue Service determination that the Plan is qualified under section 401 of the Internal Revenue Code.

23.1+	Consent of Independent Auditors.

24.1+	Power of Attorney (set forth on signature page).

99.1+	Amended and Restated Dell Financial Services 401(k) Plan

99.2+	First Amendment to the Dell Financial Services 401(k) Plan

99.3+	Special Amendment to the Dell Financial Services 401(k) Plan

99.4+	Second Amendment to the Dell Financial Services 401(k) Plan

99.5+	Third Amendment to the Dell Financial Services 401(k) Plan

99.6+	Fourth Amendment to the Dell Financial Services 401(k) Plan

+ Filed herewith

ITEM 9. Undertakings

The Company hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company or the Plan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Round Rock, Texas, on December 4, 2003.

DELL INC.

By:	/s/ MICHAEL S. DELL
Michael S. Dell,
Chairman of the Board and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints each of Michael S. Dell and Thomas H. Welch, Jr. as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Name	Title	Date

/s/ MICHAEL S. DELL Michael S. Dell	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 4, 2003

/s/ DONALD J. CARTY Donald J. Carty	Director	December 4, 2003

/s/ WILLIAM H. GRAY III William H. Gray III	Director	December 4, 2003

/s/ JUDY C. LEWENT Judy C. Lewent	Director	December 4, 2003

/s/ THOMAS W. LUCE III Thomas W. Luce III	Director	December 4, 2003

/s/ KLAUS S. LUFT Klaus S. Luft	Director	December 4, 2003

/s/ ALEX J. MANDL Alex J. Mandl	Director	December 4, 2003

/s/ MICHAEL A. MILES Michael A. Miles	Director	December 4, 2003

/s/ SAMUEL A. NUNN, JR. Samuel A. Nunn, Jr.	Director	December 4, 2003

/s/ MORTON L. TOPFER Morton L. Topfer	Director	December 4, 2003

/s/ JAMES M. SCHNEIDER James M. Schneider	Senior Vice President and Chief Financial Officer (principal financial officer)	December 4, 2003

/s/ ROBERT W. DAVIS Robert W. Davis	Vice President, Corporate Finance (principal accounting officer)	December 4, 2003

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Dell Financial Services 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 13th day of December, 2003.

DELL FINANCIAL SERVICES 401(k) PLAN
By:	Benefits Administration Committee of the Dell
Financial Services 401(k) Plan

By:
/s/ J.KEVIN NATER
J.Kevin Nater, Authorized Signatory

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation, filed July 24, 2003 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2003, Commission File No. 0-17017).

4.2	Restated Bylaws, as adopted on July 18, 2003 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2003, Commission File No. 0-17017).

4.3	Rights Agreement, dated as of November 29, 1995 (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, dated November 29, 1995, and filed with the Securities and Exchange Commission on November 30, 1995, Commission File No. 0-17017).

5+	Copy of Internal Revenue Service determination that the Plan is qualified under section 401 of the Internal Revenue Code.

23.1+	Consent of Independent Auditors.

24.1+	Power of Attorney (set forth on signature page).

99.1+	Dell Financial Services 401(k) Plan

99.2+	First Amendment to the Dell Financial Services 401(k) Plan

99.3+	Special Amendment to the Dell Financial Services 401(k) Plan

99.4+	Second Amendment to the Dell Financial Services 401(k) Plan

99.5+	Third Amendment to the Dell Financial Services 401(k) Plan

99.6+	Fourth Amendment to the Dell Financial Services 401(k) Plan

+ Filed herewith